Exhibit 10.1

December 6, 2019

Dear Heather:

On behalf of all of us at Freshpet, Inc. (the “Company”), I am pleased to confirm to you our offer to join “The Freshpet Team” initially as our Executive Vice President of Finance and then on October 1, 2020 as our Chief Financial Officer; in these roles, you will initially report to Dick Kassar, CFO and when you become the CFO you will report directly to me. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Annual Base Salary

In consideration of your services, you will be paid bi-weekly at a gross rate of $15,384.62 ($400,000 annualized) in accordance with the Company’s standard payroll practices and subject to all withholdings and deductions as required by law.

Location

Your principal place of employment shall be at our Corporate Office location in Secaucus, NJ. Your role will also require some regular business travel to properly fulfill your employment duties and responsibilities, including periodic trips to our Freshpet Kitchens located in Bethlehem, PA.

Bonus

During your employment, you will be eligible to participate in the Company’s performance-based bonus program wherein your target level will be 50% of your annual salary ($200,000). Actual payments will be determined based on Company results against applicable performance goals established by the Company’s Board of Directors and/or senior officers at their discretion. For 2020, any bonus you may receive would be pro-rated based on the number of days you are employed during the year. The Company reserves the right to amend, modify or terminate any of its bonus programs at any time and for any reason.

You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus for a fiscal year. Bonuses are typically paid in March following the completion of the calendar fiscal year.

Equity Participation

You will be eligible to participate in the equity program as approved by the Board of Directors. This program for you is divided into two separate grants.

•

Sign on Stock Grant – This one-time equity award of 15,000 stock options. The strike price for the options will be based on the stock price on your first date as a Freshpet employee. All shares under this award will be time based and vest over a three-year period (1/3, 1/3, 1/3).

•

Annual Stock Grant – This equity award is based on 75% of your annual base salary divided by the Freshpet stock price to yield the number of equity shares. Given the current Freshpet stock price ($54.00) and a base salary of $400,000 (75% = $300,000) this would yield 5,556 shares. This annual stock is variable based upon the stock price when granted. Under this program 50% of the shares will be time based and 50% will be performance based and all shares will vest over a three-year period. This annual grant award will occur in the March / April timeframe.

Or

•

Multi-Year Equity Grant – The Compensation Committee of the Company may choose to replace annual equity grants with a multi-year grant designed to deliver comparable or better value upon the achievement of certain long-term goals. If the Committee chooses this option, you would be given comparable and proportional treatment to the other members of the Company’s senior leadership team (CEO, COO, EVP) who would receive grants on similar terms and timing.

Benefits

You will also be eligible to participate in the Company’s benefit plans that are generally available to Company employees from time to time, currently including, medical, dental, vision, life and disability insurance, subject to the terms and conditions of such plans. Employees are currently eligible to participate in such plans (subject to the other terms and conditions thereof) on the first of the month following 30 calendar days of employment. Our current flexible benefits plan allows you to set aside pre-tax earnings to cover medical and dependent care expenses. You will be eligible to participate in any 40l(k) Retirement Savings Plan generally available to Company employees. Our 401(k) Retirement Savings Plan is currently a Safe Harbor plan with a 100% match on up to 4% of your salary and the Company match vests immediately. You will be eligible to participate in the 40l(k) plan immediately following your 1st pay. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Paid Time Off

You will be eligible for 20 days of Paid Time Off per year. You will also be eligible for up to 11 paid holidays per calendar year in accordance with our holiday policy. All paid time off granted is subject to pro-rating during active employment periods less than a calendar year.

Contingent Offer

This offer is contingent upon:

(a)

Verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your start date.

(b)	Your execution of the Company’s Confidentiality Agreement and No-Hire Agreement. The No-Hire Agreement extends for twelve (12) months after termination or resignation of employment with the Company.

(c)	Your successful completion of our background checks and drug screening by our external agency.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are very excited at the prospect of your joining The Freshpet Team and having you as a valued business partner as we all grow the business. We feel that your professionalism, leadership, drive to succeed, and business management style will be a great fit with our culture. We know that you like to be able to “make a difference” and believe that Freshpet will be an opportunity well suited to that desire.

We are confident, as we hope you are, that this offer combined with the growth potential of the Company presents a compelling opportunity to you, and we look forward to your affirmative response not later than December 16, 2019 and joining us on or about January 13, 2020 or sooner. Please acknowledge your acceptance of this offer by signing in the space below and returning it to us at your earliest convenience. This offer is open for you to accept prior to December 17, 2019, at which time it will be deemed to be withdrawn.

Best regards,

/s/ W. B. Cyr

W. B. Cyr

Chief Executive Officer

Freshpet, Inc.

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Heather Pomerantz

/s/ Heather Pomerantz

Date:	12/16/2019